Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 18, 2026, relating to the consolidated financial statements of Energy Vault Holdings, Inc. (the Company), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.
New York, New York

March 27, 2026